Exhibit 10.2

SUNOCO PARTNERS LLC

ANNUAL INCENTIVE PLAN

Amended and restated, effective as of April 25, 2011

SUNOCO PARTNERS LLC

ANNUAL INCENTIVE PLAN

1. Definitions. As used in this Plan, the following terms shall have the meanings herein specified:

1.1 Affiliate - means, with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the entity in question. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2 Board of Directors - means the Board of Directors of the Company.

1.3 Cause - means:

(a) fraud or embezzlement on the part of the Participant;

(b) conviction of or the entry of a plea of nolo contendere by the Participant to any felony;

(c) the willful and continued failure or refusal by the Participant to perform substantially the Participant’s duties with the Company or an Affiliate thereof (other than any such failure resulting from incapacity due to physical or mental illness, or death, or following notice of employment termination by the Participant pursuant to subsections 1.6(c)(1), (2), (3), (4) or (5)) within thirty (30) days following the delivery of a written demand for substantial performance to the Participant by the Board of Directors, or any employee of the Company or an Affiliate with supervisory authority over the Participant, that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties; or

(d) any act of willful misconduct by the Participant which:

(1) is intended to result in substantial personal enrichment of the Participant at the expense of the Partnership, the Company, or any respective Affiliates thereof; or

(2) has a material adverse impact on the business or reputation of the Partnership, the Company, or any respective Affiliate thereof (such determination to be made by the Partnership, the Company, or any such Affiliate in the good faith exercise of its reasonable judgment).

1.4 Change of Control - means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(a) the consolidation, reorganization, merger or other transaction pursuant to which more than fifty percent (50%) of the combined voting power of the outstanding equity interests in the Company cease to be owned by Sunoco, Inc. and its Affiliates;

(b) a “Change in Control” of Sunoco, Inc., as defined from time to time in the Sunoco, Inc. stock plans; or

(c) the general partner (whether the Company or any other Person) of the Partnership ceases to be an Affiliate of Sunoco, Inc.

Annual Incentive Plan

1.5 CIC Incentive Award - means the incentive award payable in cash following a Change of Control, as described herein at Section 8.4.

1.6 CIC Participant - means a Participant:

(a) whose employment was terminated by the Company (other than for Cause) on or following the Change of Control, but before payment of the CIC Incentive Award; or

(b) whose employment was terminated by the Company (other than for Cause) before the Change of Control, or

(c) who terminated employment for one of the following reasons:

(1) the assignment to such Participant of any duties inconsistent in a way significantly adverse to such Participant, with such Participant’s positions, duties, responsibilities and status with the Company immediately prior to the Change of Control, or a significant reduction in the duties and responsibilities held by the Participant immediately prior to the Change of Control, in each case except in connection with such Participant’s termination of employment by the Company for Cause; or

(2) with respect to any Participant who is a member of the Company’s board of directors immediately prior to the Change of Control, any failure of the members of the Company to elect or re-elect, or of the Company to appoint or re-appoint, the Participant as a member of such board of directors; or

(3) a reduction by the Company in either the Participant’s annual base salary or guideline (target) bonus as in effect immediately prior to the Change of Control; or

(4) the failure of the Company to provide the Participant with employee benefits and incentive compensation opportunities that:

(i) are not less favorable than those provided to other executives who occupy the same grade level at the Company as the Participant, or if the Company’s grade levels are no longer applicable, to a similar peer group of the executives of the Company; and

(ii) provide the Participant with benefits that are at least as favorable, measured separately for:

(A) incentive compensation opportunities,

(B) savings and retirement benefits,

(C) welfare benefits, and

(D) fringe benefits and vacation,

as the most favorable of each such category of benefit in effect for the Participant at any time during the 120-day period immediately preceding the Change of Control; or

(5) the Company requires the Participant to be based anywhere other than the Participant’s present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant’s travel obligations during the period of twelve (12) consecutive months immediately preceding the Change of Control;

provided, however, that in the case of a Participant whose employment terminates under either subsection 1.6(b) or (c), such Participant can demonstrate that such termination, or circumstance leading to the termination, was at the request of a third party with which the Company had entered into negotiations or an agreement regarding a Change of Control, or otherwise occurred in connection with a Change of Control; and further provided, that in either case, the Change of Control actually occurs within one (1) year

Annual Incentive Plan

following the employment termination and, in the event of a termination under 1.6(c), the termination occurs within 120 days after the occurrence of the event or events constituting the reason for such termination; or

(d) who was, immediately before the Change of Control, eligible for a prorated award under the provisions of Section 8.3; or

(e) who was employed by the Company on the date of the Change of Control and who does not incur a termination for Cause before payment of the CIC Incentive Award, in the event that, prior to the end of the calendar year in which the Change of Control occurred, either:

(1) the Plan is terminated; or

(2) the performance measures and/or performance targets for the applicable Plan Year are changed or modified, resulting in a decrease in the amount of any CIC Incentive Award otherwise payable.

1.7 CIC Short Period - means the portion of the Plan Year from January 1 to the date of the occurrence of a Change of Control.

1.8 Company - means Sunoco Partners LLC, a Pennsylvania limited liability company. The term “Company” shall include any successor to Sunoco Partners LLC, any subsidiary or Affiliate thereof that has adopted the Plan, or any entity succeeding to the business of Sunoco Partners LLC, or any subsidiary or Affiliate, by merger, consolidation, liquidation, or purchase of assets or equity, or similar transaction.

1.9 Compensation Committee - means the Compensation Committee of the Company’s Board of Directors.

1.10 Incentive Award - means the award granted to a Participant.

1.11 Participant - means a person participating or eligible to participate in the Plan, as determined under Section 5.

1.12 Partnership - means Sunoco Logistics Partners L.P., a Delaware limited partnership, and its subsidiaries.

1.13 Person - means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

1.14 Plan - means the Company’s Annual Incentive Plan as set forth herein, and as the same may be amended from time to time.

1.15 Plan Year - means the performance (calendar) year.

1.16 Pro-Rated Incentive Award - For purposes of Section 8.3(a) and (b) means an amount equal to the Incentive Award otherwise payable to a Participant for the Plan Year in which the Participant’s initiation of employment with the Company (new hires) or termination of employment with the Company (other than for Cause) is effective, multiplied by a fraction, the numerator of which is the number of full and partial months in the applicable Plan Year beginning on the date such Participant’s employment with the Company began or through the date of termination of such Participant’s employment, as applicable, and the denominator of which is twelve (12). For purposes of Section 8.3(c) means an Incentive Award equal to the sum of (i) the amount equal to the Incentive Award payable to the Participant for the Plan year based on the Participant’s previous position, multiplied by a fraction, the numerator of which is the number of full and partial months of the applicable Plan year in which the Participant was in the previous position and the denominator of which is twelve (12), and (ii) the amount equal to the Incentive Award payable to the Participant for the Plan year based on the Participant’s new position, multiplied by a fraction, the numerator of which is the number of full and partial months

Annual Incentive Plan

of the applicable Plan year in which the Participant has been in the new position and the denominator of which is twelve (12).

2. Purpose. The purpose of this Plan is to motivate management and the employees of the Company and its Affiliates who perform services for the Partnership to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in attracting and retaining key employees.

3. Plan guidelines. The administration of the Plan and any potential awards granted pursuant to the Plan is subject to the determination by the Compensation Committee of the Company’s Board of Directors that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Participants to exceed specified objective performance targets for the designated period. The Compensation Committee will review the Partnership’s performance results for the designated performance period, and thereafter will determine whether or not to approve awards under the Plan.

4. Performance Targets.

4.1 Designation of Performance Targets. The Company’s Chief Executive Officer shall recommend, subject to approval by the Company’s Compensation Committee, the performance measures and performance targets to be used for each Plan Year in determining the Incentive Awards to be paid under the Plan. Performance targets may be based on Partnership, business unit and/or individual achievements, or any combination of these, or on such other factors as the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee, may determine. Different performance targets may be established for different participants for any Plan Year. Satisfactory results, as determined by the Company’s Compensation Committee in its sole discretion, must be achieved in order for an Incentive Award to be made pursuant to the Plan.

4.2 Equitable Adjustment to Performance Measure Results. At its discretion, the Compensation Committee may adjust actual performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance measures and targets were set.

5. Participants. The Compensation Committee, in consultation with the Company’s Chief Executive Officer, will designate members of management and employees of the Company and its Affiliates as eligible to participate in the Plan. Employees so designated shall be referred to as “Participants.”

6. Participation Levels. A Participant’s designated level of participation in the Plan, or target Incentive Award, will be determined under criteria established or approved by the Compensation Committee for that Plan Year or designated performance period. Levels of participation in the Plan may vary according to a Participant’s position and the relative impact such Participant can have on the Company’s and/or Affiliates’ operations. Care will be used in communicating to any Participant his performance targets and potential performance amount for a Plan Year. The amount of target Incentive Award a participant may receive for any Plan Year, if any, will depend upon the performance level achieved (unless waived) for that Plan Year, as determined by the Compensation Committee. If a Participant’s designated level of participation in the Plan, or target Incentive Award, changes during the Plan Year for any reason, the award for that Plan Year shall be prorated against each component of designated level of participation, or target Incentive Award, and the applicable portion of the Plan Year, as long as the Participant is employed at the end of the performance period and is otherwise eligible. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same respecting each Participant.

Annual Incentive Plan

7. Award Payout. Incentive Awards typically will be determined after the end of the Plan Year or designated performance period. Awards will be paid in cash annually, unless otherwise determined by the Compensation Committee. The Compensation Committee will have the discretion, by Participant or all Participants, to adjust some or all of the amount of any Incentive Award that otherwise would be payable by reason of the satisfaction of the applicable performance targets. In making any such determination, the Compensation Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance. Notwithstanding the foregoing, payment of Incentive Awards will be made within two and one-half (2-1/2) months following the end of the Plan Year.

8. Termination of Employment.

8.1 Voluntary Termination. Except in the event of a Change of Control, if a Participant terminates his or her employment with the Company, or one of its Affiliates, for any reason (other than retirement, death, permanent disability, approved leave of absence or transfer of employment to Sunoco, Inc., or one of its Affiliates, prior to December 31 of any Plan Year, such Participant will not receive payment of the Incentive Award for such Plan Year, and will forfeit any right, title or interest in such Incentive Award, unless and to the extent waived by the Compensation Committee in its sole discretion; provided, however, that a Participant who is eligible to receive payment of retirement benefits under the Sunoco, Inc. Retirement Plan, and who terminates voluntarily his or her employment with the Company prior to December 31 of any Plan Year, will be paid a Pro-Rated Incentive Award, as provided in Section 8.3, hereof.

8.2 Termination for Cause. A Participant will not receive payment of any Incentive Award for a particular Plan Year if the Participant’s employment with the Company is terminated for Cause prior to the payment of such Incentive Award.

8.3 Proration of Incentive Award.

(a) A Pro-Rated Incentive Award, reflecting participation for a portion of the Plan Year, will be paid to any Participant whose employment status changed during the year as a result of:

(1) death;

(2) permanent disability (as determined by the Committee);

(3) retirement;(4) voluntary termination, or resignation, of employment by a Participant who, atthe time of such voluntary termination or resignation, is eligible to receive payment of retirement benefits under the Sunoco, Inc. Retirement Plan;

(5) approved leave of absence; or

(6) termination at the Company’s request (other than for Cause), for Participants in salary Grade 11 or above on the employment termination date; provided, however, that should such Participant choose to receive Benefits under the Sunoco Partners LLC Executive Involuntary Severance Plan, he or she will not be eligible to receive a Pro-Rated Incentive Award under this Plan.

(b) Newly-hired employees and part-time employees also will receive a Pro-Rated Incentive Award.

(c) If the Participant has a change in level of employment after the beginning of the Plan Year, the Participant will receive a Pro-Rated Incentive Award, with pro-ration based on the length of time and guideline percentage in the previous and new position, as more particularly described in Section 1.16 and Section 6

Annual Incentive Plan

(d) Unless otherwise required by applicable law, any Pro-Rated Incentive Award payable hereunder will be paid on the date when awards are otherwise payable as provided in the Plan.

8.4 Change of Control. Upon the occurrence of a Change of Control, the terms of this Section 8.4 shall immediately become operative, without further action or consent by any person or entity, and once operative shall supersede and control over any other provisions of this Plan:

(a) Acceleration. The CIC Incentive Award shall be payable in cash to all CIC Participants within thirty (30) days following the occurrence of a Change of Control (or as soon as it is practicable to determine the level of attainment of applicable performance targets under subsection 8.4(a)(1)), but in no event later than two and one-half (2 1/2) months following the end of the Plan Year in which the Change of Control occurred). Such award shall be calculated according to the terms of the Plan, except as follows:

(1) the level of attainment of applicable performance targets shall be determined based upon the performance of the Partnership for completed months from January 1 through the date of the Change of Control.

(2) The amount of the CIC Incentive Award shall be equal to the respective award adjusted to reflect the level of attainment of applicable performance targets, multiplied by the number of full and partial months in the CIC Short Period divided by twelve (12).

(3) Notwithstanding anything herein to the contrary, no action taken by the Compensation Committee or the Board of Directors after a Change of Control, or before, but in connection with, a Change of Control, may: (i) terminate or reduce the CIC Incentive Award or prospective CIC Incentive Award payable to any Participant in connection with such Change of Control without the express written consent of such Participant; or (ii) adversely affect a Participant’s rights under subsection 8.4(b) in connection with such Change of Control.

(b) Attorney’s Fees. The Company shall pay all reasonable legal fees and related expenses incurred by or with respect to a Participant during his lifetime or within ten (10) years after his death in seeking to obtain or enforce payment of the CIC Incentive Award to which such Participant may be entitled under the Plan after a Change of Control; provided, however, that the Participant (or a Participant’s representative) shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant (or a Participant’s representative) was frivolous or advanced in bad faith. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year.

9. Amendment and Termination. The Compensation Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time (except as otherwise set forth in Section 8.4).

10. Administration. The Compensation Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer (or designee) of the Company or any participating Affiliate. The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan, including all performance targets and whether and to what extent achieved. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

Annual Incentive Plan

11. Indemnification. Neither the Company, any participating Affiliate, nor the Board of Directors, or any member or any committee thereof, of the Company or any participating Affiliate, nor any employee of the Company or any participating Affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board of Directors, the Compensation Committee and/or the employees of the Company or any participating Affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

12. General provisions.

12.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating Affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating Affiliate, or to interfere with the right of the Company or a participating Affiliate to terminate a Participant’s employment, with or without cause.

12.2 Interests Not Transferable. No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

12.3 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating Affiliate shall be relieved of any further liability for payment of such amounts.

12.4 Controlling Law. To the extent not superseded by federal law, the law of the Commonwealth of Pennsylvania shall be controlling in all matters relating to the Plan.

12.5 No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.

12.6 Severability. If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

12.7 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

12.8 Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

Annual Incentive Plan

12.9 Tax Withholding. The Company and/or any participating Affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

Annual Incentive Plan